UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print of Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*
Naugle                              Joni                  S.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
                            High and Hanover Streets
--------------------------------------------------------------------------------
                                    (Street)
Pottstown,                           PA                  19464
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
                            Patriot Bank Corp/ PBIX
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year
                                   May 1, 2003
 _______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

                         Also amending 4-2-03 Form 4 1
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     | |  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)

               Executive Vice President & Chief Operating Officer
     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                                                 4.                              Securities     Owner-
                                                                 Securities Acquired (A) or      Beneficially   ship
                                       2A.          3.           Disposed of (D)                 Owned          Form:     7.
                            2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct    Nature of
                            Trans-     Execution    Code         ------------------------------- Reported       (D) or    Indirect
1.                          action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect  Beneficial
Title of Security           Date       any          ------------                 or              (Instr. 3 &    (I)       Ownership
(Instr. 3)                  (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                4-25-03                  J               1,065 2 3   A      N/A      11,716 1 3     D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                4-25-03                  J                  94 2     A      N/A       1,033         D         by ESPP
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                4-25-03                  J                 251 2     A      N/A       2,767         I         by ESOP
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                4-25-03                  J                 100 2     A      N/A       1,100         I         by MRP
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                4-25-03                  J                 140 2     A      N/A       1,548         I         by 401(k)
------------------------------------------------------------------------------------------------------------------------------------
1    Amount of Securities  Beneficially Owned Following Reported Transaction for
     Direct  shares was  incorrectly  reported as 10,626  shares on the April 2,
     2003 Form 4. The correct amount was 10,651.
2    Shares acquired through 10% stock dividend payment
3    Includes   shares   acquired    through    Dividend    Reinvestment    Plan
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Incentive    $10.91 1 4-25-03          J         1,000 2               12-1-08  Common    10,000          11,000    D
Stock Option                                                                    Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------------
Incentive    $6.56 1  4-25-03          J         500 2                 2-22-11  Common    5,000           5,500     D
Stock Option                                                                    Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------------
Incentive    $12.82 1 4-25-03          J         383 2                 5-15-12  Common    3,833           4,216     D
Stock Option                                                                    Stock
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------------
Incentive    $12.82 1 4-25-03          J         2,500 2               5-15-12  Common    25,000          27,500    D
Stock Option                                                                    Stock
(right to buy)
====================================================================================================================================

Explanation of Responses:

1    Exercise price adjusted for 10% stock dividend payment
2    Shares acquired through 10% stock dividend payment


/s/ Joni S. Naugle                                            May 1, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.


                                                                          Page 2